Exhibit 23.1

Consent of Odenberg Ullakko Muranishi & Co. LLP, Independent Registered Public Accounting Firm


The Board of Directors
Calypte Biomedical Corporation:

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Calypte Biomedical Corporation of our report dated February 17, 2005, except Note 18, which is as of May 1, 2005 relating to the consolidated financial statements of Calypte Biomedical Corporation, included in its Annual Report on Form 10-KSB/A (No. 2) for the year ended December 31, 2004. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


/s/Odenberg Ullakko Muranishi & Co. LLP
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San Francisco, California
July 7, 2005